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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITOR'S CONSENT


We consent to incorporation by reference in the Registration Statement (No. 333-6886) on Form S-8 of Gemstar International Group Limited ("Gemstar") of our report dated March 7, 1997, relating to the balance sheets of StarSight Telecast, Inc. ("StarSight") as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity and cash flows for the twelve months ended December 31, 1996 and 1995, not presented separately therein, prior to restatement to conform StarSight's accounting policies and fiscal year to those of Gemstar, which report appears in this March 31, 1998 Annual Report on Form 10-K of Gemstar.

Deloitte & Touche LLP

San Francisco, California
June 29, 1998